SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                            FORM 11-K


[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934

           For the fiscal year ended September 30, 1997

                                OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______________ to _______________

                Commission file number:   1-12592

A. Full title of the Plan and the address of the Plan, if different from that of the issuer named below:

               WALDEN RESIDENTIAL PROPERTIES, INC.
                           401(k) PLAN

B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive offices:

               WALDEN RESIDENTIAL PROPERTIES, INC.
                        One Lincoln Centre
                   5400 LBJ Freeway, Suite 400
                       Dallas, Texas 75240



1.   FINANCIAL STATEMENTS AND SCHEDULES

     The financial statements and supplemental schedules for the Plan have been prepared in accordance with the Employee Retirement Income Security Act of 1974, and are filed as Exhibit 99.1 hereto and incorporated by reference herein.

2.   WALDEN RESIDENTIAL PROPERTIES, INC.

     The Independent Auditors' Report with respect to the financial statements and supplemental schedules of the Walden Residential
Properties, Inc. 401(k) Plan (formerly WDN Management Company
401(k) Plan) is set forth in such financial statements and supplemental schedules filed as Exhibit 99.1 hereto and incorporated by reference herein.

3.   EXHIBITS

     23.1      Consent of Deloitte & Touche LLP, Independent
               Auditors.

     99.1      Walden Residential Properties, Inc. 401(k) Plan
               Financial Statements and Supplemental Schedules.


                            SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, Walden Residential Properties, Inc., as Plan administrator of the Walden Residential Properties, Inc. 401(k) Plan, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              WALDEN RESIDENTIAL PROPERTIES, INC.
                              401(k) PLAN

Date:     March 31, 1998           By:  Walden Residential Properties, Inc.
                                        Plan Administrator



                                   By:  /s/ Mark S. Dillinger
                                        ---------------------
                                        Mark S. Dillinger
                                        Executive Vice President
                                        & Chief Financial Officer


                          EXHIBIT INDEX

      Exhibit No.         Description

        23.1              Consent of Deloitte & Touche LLP,
                          Independent Auditors.

        99.1              Walden Residential Properties, Inc.
                          401(k) Plan Financial Statements and
                          Supplemental Schedules.